Filed Pursuant to Rule 424(b)(5)
Registration No.: 333-159845
PROSPECTUS SUPPLEMENT
(To prospectus dated June 16, 2009)

32,280,000 Shares

Mueller Water Products, Inc.

Series A Common Stock

We are offering 32,280,000 shares of our Series A common stock in this offering. Our Series A common stock trades on the New York Stock Exchange under the symbol “MWA.” On September 17, 2009, the last sale price of our Series A common stock as reported on the New York Stock Exchange was $4.95 per share.

Investing in our Series A common stock involves risks. You should carefully consider the risk factors beginning on page S-9 of this prospectus supplement, the risk factors on page 4 of the accompanying prospectus, the risk factors beginning on page 12 of our Annual Report on Form 10-K for the year ended September 30, 2008 and the risk factors beginning on page 42 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 before purchasing shares of our Series A common stock.

	Per Share	Total

Public offering price	$4.75	$153,330,000
Underwriting discount	$.2612	$8,431,536
Proceeds, before expenses, to Mueller Water Products, Inc.	$4.4888	$144,898,464

To the extent that the underwriters sell more than 32,280,000 shares of Series A common stock, the underwriters have the option to purchase an additional 4,842,000 shares of Series A common stock from us at the initial price to the public less the underwriting discount, within 30 days of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Series A common stock will be ready for delivery on or about September 23, 2009.

Joint Book-Running Managers

BofA Merrill Lynch	Goldman, Sachs & Co.

Robert W. Baird & Co.	Morgan Stanley	SunTrust Robinson Humphrey

BB&T Capital Markets	Brean Murray, Carret & Co., LLC

The date of this prospectus supplement is September 17, 2009.

Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this Series A common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the prospectus. The second part, the accompanying prospectus, gives more general information, some of which does not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information contained in this prospectus supplement. However, if any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in this prospectus supplement, contained in or incorporated by reference into the accompanying prospectus to which we have referred you or contained in any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with information that is different. The information contained in this prospectus supplement and contained, or incorporated by reference, into the accompanying prospectus is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our Series A common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in the accompanying prospectus.

References in this prospectus supplement and in the accompanying prospectus to “we,” “us,” “our,” “the Company” or “Mueller Water Products” or other similar terms mean Mueller Water Products, Inc. and its consolidated subsidiaries, unless we state otherwise or the context indicates otherwise.

In this prospectus supplement and in the accompanying prospectus, we rely on and refer to information and statistics from third-party sources regarding economic conditions and trends, the demand for our water infrastructure, flow control and piping component system products and the competitive conditions we face in serving our customers and end users. We believe that these sources of information and estimates are reliable and accurate, but we have not independently verified them.

Some, but not all of the companies that compete in our particular industry segments are publicly traded as of the date of this prospectus supplement. Accordingly, other than certain data with respect to fire hydrants, ductile iron pipe and water valves, no current public information is available with respect to the size of such markets or our relative strength or competitive position. Our statements in this prospectus supplement and in the accompanying prospectus about our relative market strength and competitive position with respect to other products are based on our beliefs, internal studies and our judgments concerning industry trends.

S-ii

SUMMARY

This summary highlights selected information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus, but may not contain all information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of this offering, information about our businesses and financial data. We encourage you to read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein in their entirety before making an investment decision. Unless otherwise indicated, this prospectus supplement assumes no exercise of the underwriters’ option to purchase additional shares of Series A common stock. Our fiscal year ends September 30.

MUELLER WATER PRODUCTS

We are a leading North American manufacturer and marketer of a broad range of water infrastructure, flow control and piping component system products for use in water distribution networks and water treatment facilities. We also act as a distributor, especially in Canada, for products we manufacture and products that are manufactured by other companies. Our broad product portfolio includes engineered valves, fire hydrants, pipe fittings, water meters and ductile iron pipe, which are used by municipalities, as well as the non-residential and residential construction, heating, ventilation and air conditioning (HVAC), fire protection, industrial, energy and oil & gas industries. Our products enjoy leading positions due to their strong brand recognition and reputation for quality and service. We believe that we have one of the largest installed bases of iron gate valves and fire hydrants in the United States. At June 30, 2009, our installed product base included more than three million fire hydrants and more than ten million iron gate valves. Because of our product quality and brand strength, we have products that are specified for use in 99 of the top 100 metropolitan areas in the United States. Our large installed base, broad product range and well-known brands have led to long-standing relationships with the key distributors of our products. Approximately 75% of our net sales during fiscal 2008 came from products for which we believe we have a leadership position in the United States and Canada. For fiscal 2008, our net sales were $1,859.3 million and income from operations was $146.1 million. For the twelve months ended June 30, 2009, our net sales were $1,550.0 million.

We manage our businesses and report operations through three distinct business segments, based largely upon the products that they sell and the customers that they serve: Mueller Co., U.S. Pipe and Anvil.

Mueller Co.

Mueller Co. manufactures valves for water and gas systems, including butterfly, iron gate, tapping, check, plug and ball valves, as well as dry-barrel and wet-barrel fire hydrants and a full line of metering and pipe repair products such as clamps and couplings used to repair leaks in water and gas distribution systems. The business also provides services including installation, replacement and maintenance on new and existing installed products for the water infrastructure industry. Sales of Mueller Co. products are driven principally by spending on water and wastewater infrastructure upgrade, repair and replacement and construction of new water and wastewater infrastructure, which is typically associated with new residential construction. We estimate that a majority of Mueller Co.’s fiscal 2008 sales were for infrastructure upgrade, repair and replacement, with the remainder for new infrastructure.

U.S. Pipe

U.S. Pipe manufactures a broad line of ductile iron pipe, restraint joint products, fittings and other ductile cast iron products. U.S. Pipe products are sold primarily to waterworks distributors, contractors, municipalities, utilities and other governmental agencies. A substantial percentage of ductile iron pipe orders result from contracts that are bid by contractors or directly issued by municipalities or utilities. We estimate that approximately half of U.S. Pipe’s fiscal 2008 sales were for new infrastructure, with the remainder for infrastructure upgrade, repair and replacement.

Anvil

Anvil manufactures and sources a broad range of products including a variety of fittings, couplings, hangers, nipples, valves and related pipe products for use in non-residential construction, industrial, power and oil & gas applications. The majority of Anvil’s products are sold through a network of distributors to a wide variety of end users. These distributors are serviced primarily through Anvil’s distribution centers located in the United States and Canada. We believe Anvil’s network of distributors is the largest such distribution network serving similar end users.

The table below illustrates each segment’s net sales during fiscal 2008, major product lines, product positions, selected brand names and primary end users.

	Mueller Co.	U.S. Pipe	Anvil

Net sales (in millions)	$718.1	$546.0	$595.2
Major product lines (product position in U.S. and Canada*)	Fire hydrants (#1) Iron gate valves (#1) Butterfly and ball valves (#1) Plug valves (#2) Brass water products (#2)	Ductile iron pipe (#1)	Pipe fittings and couplings (#1) Grooved products (#2) Pipe hangers (#2)
Selected brand names	Mueller® Pratt® Millikentm Jones® Hersey® HydroGate® Canada Valvetm Mueller Servicetm	U.S. PIPE® TYTON® TYTON JOINT® TR FLEX® USIFLEX® FIELD LOK® MJ FIELD LOK® HP LOK® FAST FAB Catawissatm TRIM TYTON®	Anvil® AnvilStar® SPF® Merit® Gruvlok® Becktm J.B. Smithtm Anvil-Strut®
Primary end users	Water and wastewater infrastructure	Water and wastewater infrastructure	HVAC, fire protection, industrial, energy and oil & gas

*	Product position information is based on our estimates of our sales compared to the sales of our principal competitors for these product categories. Our estimates were based on internal analyses and information from trade associations and our distributor networks.

Our principal executive offices are located at 1200 Abernathy Road N.E., Suite 1200, Atlanta, Georgia 30328.

COMPETITIVE STRENGTHS

We believe that a number of important competitive strengths drive our success, differentiate us from our competitors and support our market leadership. These competitive strengths include:

Leading Brands and Product Portfolio.

We believe that we have the most comprehensive water infrastructure and flow control product line in our industry. Our products benefit from broad brand recognition and a strong reputation for quality and service, resulting in leading positions in their respective segments. For the year ended September 30, 2008, approximately 75% of our net sales were from products we believe enjoy a leadership position in the United States and Canada.

Complete Water Transmission Solutions.

We have significant scale in water infrastructure and delivery systems and are one of the largest suppliers to the water products sector with a strong platform to facilitate potential expansion into related products and service businesses. Our broad product portfolio of highly engineered valves, hydrants, ductile iron pipe and pipe fittings provides distributors and end users with a comprehensive source of supply and creates a competitive advantage for us. From the source to homes and businesses across North America, water flows through or is controlled by the type of products we manufacture, making Mueller Water Products an integral part of the North American water infrastructure system.

Large and Growing Installed Base.

We maintain one of the largest installed bases of water infrastructure products in the United States and Canada, including more than three million fire hydrants and more than ten million iron gate valves at June 30, 2009. After our products are installed, it is difficult for an end user to change to a competitive product due to the inventory of parts required to support a large installed base and due to the life/safety nature of some of our products.

Leading Specification Position.

Due to our strong brand recognition and large installed base, we have products that are “specified” as an approved product for use in 99 of the top 100 metropolitan areas in the United States. The product specification approval process for a municipality generally takes a minimum of one year and there are approximately 54,000 municipal water systems in the United States. This strong specification position has contributed to long-standing relationships with top distributors and creates a strong demand base for our products.

Established and Extensive Distribution Channels.

We maintain long-standing relationships with the leading distributors in our major markets throughout the United States and Canada. While we do not have long-term contracts with our distributors, we believe that our superior product quality and the technical support we provide enable us to maintain strong long-term relationships with our network of more than 5,000 independent distributor locations. The average relationship with our top 10 distributors for fiscal 2008 is more than 20 years.

Advanced, Low-Cost Manufacturing Capabilities.

We believe our historical capital investment in manufacturing technologies helps us reduce the costs of producing our cast, malleable and ductile iron and brass products. We believe that we are the only company in North America that uses the technologically advanced lost foam casting process to manufacture fire hydrant and iron gate valve castings, which significantly reduces the manual labor and machining time otherwise needed to finish cast products.

Highly Experienced, Proven Senior Operational Management Team.

We are led by an experienced management team with a long and successful track record, enabling us to recognize and capitalize upon attractive opportunities in our key markets. Our senior operational management team has an average of approximately 30 years of experience in manufacturing businesses and has substantial experience in cost management rationalization and efficient manufacturing processes. Beginning in 2006 and continuing through 2009, in conjunction with declining end markets, we began a series of cost saving initiatives focused on better aligning our cost structure with demand. These initiatives have resulted in a reduction in headcount of approximately 1,500 and the closure of multiple manufacturing facilities. Additionally, we have successfully instituted numerous temporary cost cutting programs which may be reversed as our end market demand improves.

BUSINESS STRATEGY

Our business strategy is focused on maintaining our market leadership and competitive differentiation, while growing revenues and enhancing profitability. Key elements of our long-term strategy follow:

We Will Maintain Our Leadership Positions with Our Customers and End Users.

We will maintain our leadership positions with our customers and end users by leveraging our large installed base, the specification of our products as accepted for use in 99 of the top 100 metropolitan areas in the United States, our established and extensive distribution channels and our broad range of leading water infrastructure, flow control and piping component system products, as well as by developing and introducing additional products and services.

We Will Continue to Enhance Operational Excellence.

We will continue to pursue superior product engineering, design and manufacturing by investing in technologically advanced manufacturing processes such as lost foam casting and automated molding machinery. We will also seek opportunities to improve manufacturing efficiency safely, such as through the completion of a new automated ductile iron pipe operation, increased utilization of our manufacturing facility in China to produce additional high quality and cost-effective products and continuing our cost-reduction and efficiency initiatives. We will use LEAN manufacturing techniques and Six Sigma business improvement methodologies where appropriate to capture higher levels of operational efficiencies. We will also continue to evaluate sourcing products wherever doing so will lower our costs while maintaining quality.

We Will Increase the Breadth and Depth of Our Products and Services.

We will continue to focus on delivering value to our customers and end users by increasing the breadth and depth of our products and services. Further, through acquisition and internal development of proprietary technologies and intellectual capital, we will continue to develop products and services recognized for their quality and reliability for our customers and end users. For example, Mueller Co. has introduced a new product that blocks reverse flows of water-borne contaminants from a fire hydrant into a water main. Additionally, U.S. Pipe expanded its product offerings of fabricated, coated and lined pipe products. We will continue to seek to add value to our customers and end users through acquisitions and internal development.

We Will Expand Internationally.

We will selectively pursue attractive international acquisitions that enhance our existing product offerings, strengthen our current competitive positions, enable us to enter new markets, expand our technological capabilities or provide synergy opportunities.

THE OFFERING

Series A common stock offered	32,280,000 shares

Option to purchase additional shares	We have granted the underwriters a 30-day option to purchase up to an additional 4,842,000 shares of Series A common stock.

Series A common stock to be outstanding after this offering	148,948,887 shares (or 153,790,887 shares if the underwriters’ option to purchase additional shares is exercised in full)

Use of proceeds	We estimate that our proceeds from this offering will be approximately $144.1 million (after deducting underwriting discounts and commissions and estimated offering expenses paid and payable by us). We intend to use all of these net proceeds to repay a portion of the indebtedness outstanding under our credit agreement. See “Use of Proceeds.”

New York Stock Exchange symbol	“MWA”

Conflicts of Interest	As described in “Use of Proceeds,” the net proceeds of this offering will be used to pay down borrowings under our credit agreement. Because more than 5% of the proceeds of this offering, not including underwriting compensation, may be received by one of the underwriters in this offering or by one of their affiliates, this offering is being conducted in compliance with NASD Rule 2720, as administered by the Financial Industry Regulatory Authority (“FINRA”). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide public market,” as defined by FINRA rules, exists.

RISK FACTORS

Investment in shares of our Series A common stock involves substantial risks. See “Risk Factors” immediately following this summary, the risk factors on page 4 of the accompanying prospectus, the risk factors beginning on page 12 of our Annual Report on Form 10-K for the year ended September 30, 2008 and the risk factors beginning on page 42 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 and other information included in or incorporated by reference into this prospectus supplement or the accompanying prospectus for a discussion of certain risks relating to an investment in shares of our Series A common stock.

SUMMARY CONSOLIDATED FINANCIAL DATA

We derived the summary historical financial data as of and for the years ended September 30, 2008, 2007, and 2006 from our audited financial statements included in our Annual Reports on Form 10-K for the years ended September 30, 2008 and September 30, 2007. We derived the summary historical financial data as of and for the nine months ended June 30, 2009 and 2008 from our unaudited financial statements included in our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and June 30, 2008. The data at June 30 and for the nine-month periods then ended have not been audited and are not necessarily indicative of the results that may be expected for the entire year. The historical results indicated below and elsewhere in this prospectus supplement are not necessarily indicative of future performance.

The following table should be read together with, and is qualified in its entirety by reference to, the historical financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended September 30, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, each of which is incorporated by reference into this prospectus.

	As of and for the		As of and for the
	Nine Months Ended June 30,		Year Ended September 30,
	2009	2008	2008	2007	2006
	(In millions, except per share data)

Statement of operations data:
Net sales	$1,053.1	$1,362.4	$1,859.3	$1,849.0	$1,933.4
Cost of sales(1)	865.4	1,045.8	1,420.3	1,385.8	1,525.7

Gross profit	187.7	316.6	439.0	463.2	407.7
Selling, general and administrative expenses(2)	184.7	200.7	274.6	253.2	250.1
Impairment(3)	970.9	—	—	—	—
Restructuring(4)	45.9	17.9	18.3	—	28.6

Income (loss) from operations	(1,013.8)	98.0	146.1	210.0	129.0
Interest expense, net	51.1	54.8	72.4	86.8	107.4
Loss on early extinguishment of debt	2.3	—	—	36.5	8.5
Gain on repurchase of debt	(1.5)	—	—	—	—

Income (loss) before income taxes	(1,065.7)	43.2	73.7	86.7	13.1
Income tax expense (benefit)	(79.9)	18.8	31.7	38.5	8.0

Net income (loss)	$(985.8)	$24.4	$42.0	$48.2	$5.1

Net income (loss) per share:
Basic	$(8.52)	$0.21	$0.36	$0.42	$0.05
Diluted	$(8.52)	$0.21	$0.36	$0.42	$0.05
Weighted average shares outstanding:
Basic	115.7	115.0	115.1	114.7	95.5
Diluted	115.7	115.4	115.5	115.3	95.5
Other financial data:
Net cash provided by (used in):
Operating activities	$68.3	$105.9	$182.0	$155.1	$107.6
Investing activities	(27.0)	(53.4)	(78.5)	(113.7)	(81.4)
Financing activities	(143.7)	(9.4)	(18.1)	(25.6)	55.2
Capital expenditures	22.7	60.8	88.1	88.3	71.1
Balance sheet data:
Cash and cash equivalents	$80.1	$141.9	$183.9	$98.9	$81.4
Working capital	603.3	771.5	755.6	709.7	680.0
Property, plant and equipment, net	296.8	347.5	356.8	351.8	337.0
Total assets	1,801.6	3,053.8	3,090.2	3,009.2	2,989.9
Total debt	961.2	1,096.7	1,095.5	1,100.5	1,127.3
Total liabilities	1,468.2	1,721.3	1,761.3	1,698.2	1,762.9
Total stockholders’ equity	333.4	1,332.5	1,328.9	1,311.0	1,227.0

footnotes on following page

(1)	The year ended September 30, 2006 includes $70.4 million of adjustments related to valuing Mueller Co. and Anvil inventory acquired on October 3, 2005 at fair value and $21.3 million of inventory write-offs and higher per unit overhead costs resulting from the closure of U.S. Pipe’s Chattanooga, Tennessee plant.

(2)	Includes related party corporate charges from Walter Energy, Inc. (formerly Walter Industries, Inc., our former parent) of $1.6 million and $8.0 million during the years ended September 30, 2007 and 2006, respectively.

(3)	The nine months ended June 30, 2009 includes goodwill impairment charges of $869.5 million and other impairment charges of $101.4 million. The goodwill impairment charges resulted from interim impairment testing performed as a result of the existence of conditions indicating that impairment may have occurred, particularly decreases in the market capitalization of our equity securities. These charges fully impaired our goodwill.

(4)	The nine months ended June 30, 2009 includes a $38.5 million charge primarily for the impairment of property, plant and equipment at U.S. Pipe’s North Birmingham, Alabama facility and a $7.4 million charge mostly for severance at various locations. The nine months ended June 30, 2008 includes $17.9 million and the year ended September 30, 2008 includes $18.3 million to cease manufacturing operations at U.S. Pipe’s Burlington, New Jersey facility. The year ended September 30, 2006 includes $28.6 million to close U.S. Pipe’s Chattanooga, Tennessee plant and transfer the valve and fire hydrant production of that plant to Mueller Co.’s Chattanooga, Tennessee and Albertville, Alabama plants.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus supplement and the accompanying prospectus, the documents incorporated by reference into this prospectus and in any prospectus supplement may be deemed “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), and Section 27A of the Securities Act of 1933 (the “Securities Act”). All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by us in light of our experience and our perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the sections entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 10-K for the year ended September 30, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009.

INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read and copy any document that we file at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at http://www.sec.gov, from which interested persons can electronically access our SEC filings, including the registration statement and the exhibits and schedules thereto.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC and which is incorporated by reference will automatically update and supersede this information. We incorporate by reference the documents listed below and all future filings made pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act.

•	Our Annual Report on Form 10-K for the year ended September 30, 2008 and Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2008, March 31, 2009 and June 30, 2009;

•	Our Current Reports on Form 8-K filed on October 6, 2008, October 31, 2008, January 29, 2009, February 6, 2009, May 13, 2009 and June 18, 2009; and

•	The description of our Series A common stock contained in our Registration Statement on Form S-1/A filed on May 19, 2006.

Copies of the above documents (other than exhibits to such documents) may be obtained upon request without charge upon writing to Mueller Water Products, Inc., Attn: Corporate Secretary, 1200 Abernathy Road N.E., Suite 1200, Atlanta, Georgia 30328.

RISK FACTORS

Investing in shares of our Series A common stock involves risks. You should carefully consider the following risk factors and the risk factors included in our Annual Report on Form 10-K for the year ended September 30, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, in addition to all other information contained in this prospectus supplement and the accompanying prospectus and incorporated by reference into the accompanying prospectus before deciding to invest in shares of our Series A common stock. The risks and uncertainties below and in our Annual Report on Form 10-K for the year ended September 30, 2008 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may become important factors that affect us. If any of such risks or the risks described below and in our Annual Report on Form 10-K for the year ended September 30, 2008 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 occur, our businesses, financial condition or results of operations could be materially and adversely affected.

Risks Related to Investing in Our Series A Common Stock

The market price of our Series A common stock may be volatile and you could lose part or all of your investment.

Volatility in the market price of our Series A common stock may prevent you from being able to sell your shares at or above the price you paid for your shares. During the period from October 1, 2007 to September 17, 2009, our Series A common stock has fluctuated from an intraday high of $14.18 per share to an intraday low of $1.48 per share. The market price of our Series A common stock has fluctuated significantly in the recent past and could fluctuate significantly in the future for various reasons, which include:

•	actual or anticipated fluctuations in our quarterly or annual earnings or those of other companies in our industry;

•	strategic actions by us or our competitors, such as acquisitions, restructurings, dispositions or financings;

•	changes in market valuations or operating performance of our competitors or companies similar to ours;

•	additions and departures of key personnel;

•	our financial performance and variance in our financial performance from the expectations of market analysts, including changes in earnings estimates or recommendations by research analysts who track our Series A common stock or the stocks of other companies in our industry;

•	changes in accounting standards, policies, guidance, interpretations or principles applicable to our business;

•	general global macroeconomic conditions;

•	economic, financial, geopolitical, regulatory or judicial events that affect us or financial markets generally; and

•	risks enumerated elsewhere in this section.

In addition, in recent years, the global equity markets have experienced substantial price and volume fluctuations. In the fourth quarter of calendar 2008 and first quarter of calendar 2009, the volatility in capital markets reached extreme levels. This volatility has had a significant impact on the market price of securities issued by many companies including us and the other companies in our industry. The price of our Series A common stock could fluctuate based upon factors that have little or nothing to do with our Company, and these fluctuations could materially reduce our stock price and your ability to sell your shares.

We may change the dividend policy for our common shares in the future.

Since the quarter ended September 30, 2006, our Board of Directors has declared quarterly common stock dividends of $0.0175 per share. The decision to declare and pay dividends on our Series A common stock in the future, as well as the timing, amount and composition of any such future dividends, will be at the sole discretion of our Board of Directors and will depend on our earnings, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness, state law and such other factors as our Board of Directors deems relevant.

Our credit agreement limits us to paying no more than $10 million in cash dividends to our stockholders in any fiscal year, subject to certain exceptions. In fiscal 2008, we paid an aggregate of $8.1 million in cash dividends to our stockholders. Our credit agreement could limit our ability to increase our cash dividends per share and could require us to reduce our cash dividends per share depending on the number of shares of common stock outstanding after the offering.

We may engage in future equity and equity-related offerings that may be dilutive of our Series A common stock.

Subject to the 90-day lock-up restrictions described in “Underwriting,” we are not restricted from issuing additional Series A common stock or preferred stock, including any securities that are convertible into or exchangeable for, or that represent the right to receive, Series A common stock or preferred stock or any substantially similar securities. In most circumstances, stockholders will not be entitled to vote on whether or not we issue additional Series A common stock. The market price of our Series A common stock could decline as a result of sales of a large number of shares of our Series A common stock in the market after this offering or the perception that such sales could occur.

USE OF PROCEEDS

We expect to receive net proceeds from the sale of 32,280,000 shares of Series A common stock in this offering of approximately $144.1 million (after deducting underwriting discounts and commissions and estimated offering expenses paid and payable by us). If the underwriters exercise their option to purchase additional shares in full, we expect to receive total net proceeds from this offering of approximately $165.9 million (after deducting underwriting discounts and commissions and estimated offering expenses paid and payable by us).

Our credit agreement requires us to use at least 50% of the net proceeds from any equity offering to reduce borrowings under the credit agreement. We intend to use all of the net proceeds of this offering to reduce such indebtedness. At June 30, 2009, there were outstanding borrowings of $539.4 million under our credit agreement at a weighted average interest rate of 9.92% with maturities ranging from September 2009 through May 2014. In August 2009, we made prepayments in the amount of $50 million using cash on hand, bringing our outstanding borrowings under our credit agreement to $489.4 million.

CAPITALIZATION

The following table shows our consolidated cash and cash equivalents and capitalization at June 30, 2009:

•	on a historical basis; and

•	on an as adjusted basis to reflect the consummation of this offering (assuming no exercise of the underwriters’ option to purchase additional shares) and the application of approximately $144.1 million in net proceeds to reduce borrowings under our credit agreement. See “Use of Proceeds” in this prospectus supplement.

	At June 30, 2009
		As
	Actual	Adjusted
	(In millions)

Cash and cash equivalents(1)	$80.1	$80.1

Debt(1):
2007 Credit Agreement:
Revolver(2)	—	—
Term Loan A	115.1	84.4
Term Loan B	424.3	310.9
7 3/8% Senior Subordinated Notes	420.0	420.0
Other	1.8	1.8

Total debt	961.2	817.1

Stockholders’ equity:
Series A common stock, par value $0.01 per share, 600,000,000 authorized, 116,530,594 shares outstanding and 148,810,594 outstanding, as adjusted	1.2	1.5
Additional paid-in capital	1,433.5	1,577.3
Accumulated deficit	(1,067.4)	(1,068.5)
Accumulated other comprehensive income (loss)	(33.9)	(33.9)

Total stockholders’ equity	333.4	476.4

Total capitalization	$1,294.6	$1,293.5

(1)	On August 14, 2009, we repaid $25.0 million of borrowings under our credit agreement. On August 28, 2009, we repaid an additional $25.0 million of borrowings under our credit agreement. Both prepayments were made using cash on hand and were made on a pro rata basis between Term Loan A and Term Loan B.
(2)	Our revolving credit facility provides for borrowings of up to $200.0 million, including letters of credit, and terminates in May 2012. At June 30, 2009, no borrowings were outstanding under the revolving credit facility and letters of credit outstanding under the revolving credit facility were $42.9 million.

PRICE RANGE OF SERIES A COMMON STOCK

Our Series A common stock is traded on the New York Stock Exchange under the symbol “MWA.” The following table sets forth the range of high and low intraday sales prices per share of our Series A common stock as reported by the New York Stock Exchange and the dividends paid per share of Series A common stock:

			Dividends
			Paid per
	High	Low	Share

Fiscal year ended September 30, 2007

First Quarter	$16.34	$13.16	$0.0175
Second Quarter	16.06	13.63	0.0175
Third Quarter	19.35	13.56	0.0175
Fourth Quarter	16.73	11.77	0.0175
Fiscal year ended September 30, 2008
First Quarter	$14.18	$8.98	$0.0175
Second Quarter	9.60	6.64	0.0175
Third Quarter	10.53	7.50	0.0175
Fourth Quarter	12.71	7.12	0.0175
Fiscal year ending September 30, 2009
First Quarter	$9.07	$3.40	$0.0175
Second Quarter	8.47	1.48	0.0175
Third Quarter	5.17	3.05	0.0175
Fourth Quarter (through September 17, 2009)	5.28	2.52	0.0175

On September 17, 2009, the last reported sale price for the Series A common stock as reported by the New York Stock Exchange was $4.95. At August 31, 2009, we had 145 holders of record of our Series A common stock.

DIVIDEND POLICY

Since the quarter ended September 30, 2006, our Board of Directors has declared quarterly common stock dividends of $0.0175 per share. The decision to declare and pay dividends on our Series A common stock in the future, as well as the timing, amount and composition of any such future dividends, will be at the discretion of our Board of Directors and will depend on our earnings, liquidity, financial condition, capital requirements, contractual prohibitions or other limitations under our indebtedness, state law and such other factors as our Board of Directors deems relevant. See “Risk Factors — We may change the dividend policy for our common shares in the future” in this prospectus supplement.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of shares of Series A common stock set forth opposite its name below.

Number
Underwriter	of Shares

Merrill Lynch, Pierce, Fenner & Smith Incorporated	12,105,000
Goldman, Sachs & Co.	12,105,000
Robert W. Baird & Co. Incorporated	2,098,200
Morgan Stanley & Co. Incorporated	2,098,200
SunTrust Robinson Humphrey, Inc.	2,098,200
BB&T Capital Markets, a division of Scott & Stringfellow, LLC	887,700
Brean Murray, Carret & Co., LLC	887,700

Total	32,280,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The representatives have advised us that the underwriters propose initially to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to dealers at that price less a concession not in excess of $.15 per share. After the initial offering, the public offering price, concession or any other term of the offering may be changed.

The following table shows the public offering price, underwriting discount and proceeds before expenses to us. The information assumes either no exercise or full exercise by the underwriters of their option to purchase additional shares.

	Per Share	Without Option	With Option

Public offering price	$4.75	$153,330,000	$176,329,500
Underwriting discount	$.2612	$8,431,536	$9,696,266
Proceeds, before expenses, to Mueller Water Products, Inc.	$4.4888	$144,898,464	$166,633,234

The expenses of the offering, not including the underwriting discount, are estimated at $750,000 and are payable by us.

Option to Purchase Additional Shares

To the extent the underwriters sell more than 32,280,000 shares, we have granted an option to the underwriters to purchase up to 4,842,000 additional shares at the public offering price, less the underwriting discount. The underwriters may exercise this option for 30 days from the date of this prospectus supplement. If the underwriters exercise this option, each will be obligated, subject to conditions contained in the underwriting agreement, to purchase a number of additional shares proportionate to that underwriter’s initial amount reflected in the above table.

No Sales of Similar Securities

We, our executive officers and directors have agreed not to sell or transfer any Series A common stock or securities convertible into, exchangeable for, exercisable for, or repayable with Series A common stock, for 90 days after the date of this prospectus without first obtaining the written consent of each representative. Specifically, we and these other persons have agreed, with certain limited exceptions, not to directly or indirectly

•	offer, pledge, sell or contract to sell any Series A common stock,

•	sell any option or contract to purchase any Series A common stock,

•	purchase any option or contract to sell any Series A common stock,

•	grant any option, right or warrant for the sale of any Series A common stock,

•	lend or otherwise dispose of or transfer any Series A common stock,

•	request or demand that we file a registration statement related to the Series A common stock, or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any Series A common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

This lock-up provision applies to Series A common stock and to securities convertible into or exchangeable or exercisable for or repayable with Series A common stock. It also applies to Series A common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. In the event that either (x) during the last 17 days of lock-up period referred to above, we issue an earnings release or material news or a material event relating to the Company occurs or (y) prior to the expiration of the lock-up period, we announce that we will release earnings results or become aware that material news or a material event will occur during the 16-day period beginning on the last day of the lock-up period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

The above lock-up provisions shall not apply to the shares of Series A common stock to be sold in this offering or transactions by any person other than us relating to shares of Series A common stock acquired in open market transactions after the completion of this offering.

In addition, the above lock-up provision will not preclude:

•	issuances of shares of Series A common stock upon the exercise of an option, warrant or similar security outstanding as of the date of this prospectus or upon the conversion of securities outstanding as of the date of this prospectus supplement;

•	the grants by us of shares of Series A common stock or options to purchase shares of Series A common stock under our benefit plans described in this prospectus; provided that no such options shall vest prior to the 91st day from the date of this prospectus supplement or the recipients of such grant agrees to be bound by the restrictions described in this paragraph for the remainder of the lock-up period;

•	acquisitions by us of our Series A common stock in open market transactions after the completion of this offering and reissuance of such acquired shares to our employees pursuant to our 2006 Employee Stock Purchase Plan;

•	sales by any person other than us pursuant to a trading plan to cover withholding taxes on restricted stock units vesting in July 2009, November 2009 and December 2009 established in accordance with Rule 10b5-1 under the Exchange Act in existence on the date of this prospectus supplement;

•	transfers by directors or executive officers of shares of Series A common stock by gift or to immediate family members; and

•	transfers by our directors, executive officers or their personal representatives upon death or disability or termination of employment in accordance with the terms of the applicable employment or other agreements entered into prior to the date of this prospectus supplement.

New York Stock Exchange Listing

The shares of Series A common stock are listed on the New York Stock Exchange under the symbol “MWA.”

Conflicts of Interest

As described in “Use of Proceeds,” the net proceeds of this offering will be used to pay down borrowings under our credit agreement. Because more than 5% of the proceeds of this offering, not including underwriting compensation, may be received by one of the underwriters in this offering or by one of their affiliates, this offering is being conducted in compliance with NASD Rule 2720, as administered by FINRA. Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering, as the offering is of a class of equity securities for which a “bona fide public market,” as defined by FINRA rules, exists.

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Series A common stock. However, the representatives may engage in transactions that stabilize the price of the Series A common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Series A common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares. “Naked” short sales are sales in excess of the option to purchase additional shares. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Series A common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of Series A common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Series A common stock or preventing or retarding a decline in the market price of our Series A common stock. As a result, the price of our Series A common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Series A common stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, certain of the underwriters may facilitate Internet distribution for this offering to certain of its Internet subscription customers. Certain of the underwriters may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet web site maintained by such underwriters. Other than the prospectus in electronic format, the information on such underwriters’ web site is not part of this prospectus.

Other Relationships

An affiliate of Merrill Lynch, Pierce, Fenner & Smith Incorporated serves as administrative agent, swing line lender and a letter of credit issuer and lender under our credit agreement, and an affiliate of SunTrust Robinson Humphrey, Inc. serves as co-documentation agent and lender under our credit agreement. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

Notice to Prospective Investors in the EEA

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a) it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to Prospective Investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

CERTAIN UNITED STATES FEDERAL INCOME AND ESTATE TAX
CONSEQUENCES TO NON-U.S. HOLDERS

The following is a summary of certain United States federal income and estate tax consequences of the purchase, ownership and disposition of our Series A common stock as of the date hereof. Except where noted, this summary deals only with Series A common stock that is held as a capital asset by a non-U.S. holder.

A “non-U.S. holder” means a person (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their personal circumstances. In addition, it does not represent a detailed description of the United States federal income tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including, but not limited to, if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds our Series A common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our Series A common stock, you should consult your own tax advisors.

If you are considering the purchase of our Series A common stock, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the Series A common stock, as well as potential effects of changes in applicable tax law and the consequences to you arising under the laws of any other taxing jurisdiction.

Dividends

Distributions paid to a non-U.S. holder on our Series A common stock will be considered dividends for United States federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment in our Series A common stock to the extent of the non-U.S. holder’s adjusted tax basis in our Series A common stock. Any remaining excess will be treated as capital gain.

Dividends paid to a non-U.S. holder of our Series A common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a United States permanent establishment) are not subject to the withholding tax, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our Series A common stock who wishes to claim the benefit of an applicable treaty rate and avoid backup withholding, as discussed below, for dividends will be required (a) to complete Internal Revenue Service Form W-8BEN (or other applicable form) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our Series A common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable United States Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our Series A common stock eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the Internal Revenue Service.

Gain on Disposition of Series A Common Stock

Any gain realized on the disposition of our Series A common stock generally will not be subject to United States federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the non-U.S. holder’s holding period for our Series A common stock and certain other conditions are satisfied.

An individual non-U.S. holder described in the first bullet point immediately above will be subject to tax on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual non-U.S. holder described in the second bullet point immediately above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States source capital losses, even though the individual is not considered a resident of the United States. If a non-U.S. holder that is a foreign corporation falls under the first bullet point immediately above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for United States federal income tax purposes.

Federal Estate Tax

Series A common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our Series A common stock within the United States or conducted through certain United States-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. Prospective non-U.S. holders should consult their own tax advisors concerning the application of information reporting and backup withholding rules.

LEGAL MATTERS

The validity of the issuance of the Series A common stock offered by this prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP. The underwriters are being represented by Shearman & Sterling LLP.

EXPERTS

The consolidated financial statements of Mueller Water Products, Inc. and subsidiaries at September 30, 2008, and for the year then ended incorporated herein by reference and the effectiveness of Mueller Water Products, Inc.’s internal control over financial reporting at September 30, 2008 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements as of September 30, 2007 and for each of the two years in the period ended September 30, 2007 incorporated herein by reference to the Annual Report on Form 10-K for the year ended September 30, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$300,000,000

Mueller Water Products, Inc.

Series A Common Stock
Preferred Stock
Debt Securities
Warrants
Depositary Shares
Units

From time to time, we may offer up to $300,000,000 of any combination of the securities described in this prospectus, either individually or in units. We may also offer common stock or preferred stock upon conversion of debt securities, common stock upon conversion of preferred stock, or common stock, preferred stock or debt securities upon the exercise of warrants. Such securities may be offered and sold by us in one or more offerings with a total aggregate principal amount or initial purchase price not to exceed $300,000,000.

This prospectus provides a general description of these securities. We will provide specific information and the terms of the securities being offered in supplements to this prospectus. The supplements may also add, update or change information in this prospectus. Please read this prospectus and any prospectus supplements together with any documents incorporated by reference carefully before investing. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our Series A common stock is traded on the New York Stock Exchange under the symbol “MWA.” On June 5, 2009, the last reported sale price for our Series A common stock on the New York Stock Exchange was $4.00 per share.

Our principal executive offices are located at 1200 Abernathy Road, NE, Suite 1200, Atlanta, Georgia 30328, and our telephone number is (770) 206-4200.

We may offer these securities directly to investors, through underwriters, dealers or agents, on a continuous or delayed basis. See “Plan of Distribution.” Each prospectus supplement will provide the terms of the plan of distribution relating to each series of securities.

Investing in our securities involves risks that you should consider and that are described in our most recent Annual Report on Form 10-K, and any subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference into this prospectus or any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 16, 2009.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration, or continuous offering, process. Under this shelf registration process, we may, from time to time, offer shares of our common stock, preferred stock, either separately or represented by depositary shares, or warrants to purchase any of such securities, either individually or in units, or various series of debt securities, in one or more offerings, up to a total initial issuance amount of $300,000,000.

This prospectus provides you with a general description of the securities we may offer. The specific terms of any securities to be offered will be described in a prospectus supplement. Any prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. The registration statement we filed with the SEC includes exhibits that provide more detail on descriptions of the matters discussed in this prospectus. You should read this prospectus and the related exhibits filed with the SEC and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

Unless the context otherwise requires, references in this prospectus and the accompanying prospectus supplement to “we,” “us” and “our” refer to Mueller Water Products, Inc. and its subsidiaries.

You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement, the registration statement and any other free writing prospectus authorized by us to be provided to you. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information in this prospectus and any prospectus supplement, or incorporated by reference, is accurate only as of the dates of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

MUELLER WATER PRODUCTS

We are a leading North American manufacturer and marketer of a broad range of water infrastructure, flow control and piping component system products for use in water distribution networks and treatment facilities. We also act as a distributor, especially in Canada, for our products and products that are manufactured by other companies. Our broad product portfolio includes engineered valves, fire hydrants, pipe fittings, water meters and ductile iron pipe, which are used by municipalities, as well as the non-residential and residential construction, heating, ventilation and air conditioning, fire protection and oil & gas industries. We manage our businesses and report operations through three business segments, based largely on the products they sell and the customers they serve: Mueller Co., U.S. Pipe and Anvil.

Mueller Co.

Sales of Mueller Co. products are driven principally by spending on water and wastewater infrastructure upgrade, repair and replacement and new water and wastewater infrastructure, which is typically associated with new residential construction.

U.S. Pipe

U.S. Pipe products are sold primarily to waterworks distributors, contractors, municipalities, utilities and other governmental agencies. A substantial percentage of ductile iron pipe orders result from contracts that are bid by contractors or directly issued by municipalities or utilities.

Anvil

Anvil sells products it manufactures and products it sources from outside parties to a wide variety of end users primarily in the non-residential construction industry through a network of distributors. These distributors are serviced primarily through distribution centers located in the United States and Canada. Anvil also sells directly to contractors in Canada.

THE SECURITIES WE MAY OFFER

We may offer shares of our common stock, preferred stock, either separately or represented by depositary shares, or warrants to purchase any of such securities, either individually or in units, or various series of debt securities, with a total value of up to $300,000,000 from time to time under this prospectus at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities, including, to the extent applicable:

•	Designation or classification;

•	Aggregate principal amount or aggregate offering price;

•	Maturity, if applicable;

•	Original issue discount, if any;

•	Rates and times of payment of interest or dividends, if any;

•	Redemption, conversion, exercise, exchange or sinking fund terms, if any;

•	Ranking;

•	Restrictive covenants, if any;

•	Voting or other rights, if any;

•	Conversion prices, if any; and

•	Important U.S. federal income tax considerations.

The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change information contained in this prospectus or in documents we have incorporated by reference. However, no prospectus supplement or free writing prospectus will offer a security that is not registered and described in this prospectus at the time of the effectiveness of the registration statement of which this prospectus is a part.

RISK FACTORS

An investment in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the specific risk factors discussed in the sections entitled “Risk Factors” contained in any applicable prospectus supplement and our filings with the SEC and incorporated by reference in this prospectus, together with all of the other information contained in this prospectus, or any applicable prospectus supplement. If any of the risks or uncertainties described in our SEC filings or any prospectus supplement or any additional risks and uncertainties actually occur, our business, financial condition and results of operations could be materially and adversely affected. In that case, the trading price of our securities could decline and you might lose all or part of the value of your investment.

INCORPORATION BY REFERENCE

The following documents filed with the SEC by Mueller Water Products, Inc. (the “Company”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this registration statement:

•	Our Annual Report on Form 10-K for the fiscal year ended September 30, 2008 and Quarterly Reports on Form 10-Q for the fiscal quarters ended December 31, 2008 and March 31, 2009;

•	Our Current Reports on Form 8-K filed on October 6, 2008, October 31, 2008, January 29, 2009, February 6, 2009 and May 13, 2009; and

•	The description of our Series A common stock contained in our Registration Statement on Form S-1/A filed on May 19, 2006.

All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to the registration statement of which this prospectus forms a part indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Copies of the above documents (other than exhibits to such documents) may be obtained upon request without charge upon writing to Mueller Water Products, Inc., Attn: Corporate Secretary, 1200 Abernathy Road, NE, Suite 1200, Atlanta, Georgia 30328.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. In addition, we have filed with the SEC a Registration Statement on Form S-3, of which this prospectus is a part, under the Securities Act with respect to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement or the exhibits which are a part of the registration statement. You may read and copy the registration statement and any document we file with the SEC at the public reference room maintained by the

SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus, the documents incorporated by reference into this prospectus and in any prospectus supplement may be deemed “forward-looking statements” within the meaning of Section 21E of the Exchange Act, and Section 27A of the Securities Act. All statements, other than statements of historical fact, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based upon certain assumptions and assessments made by us in light of our experience and our perception of historical trends, current conditions and expected future developments. Actual results and the timing of events may differ significantly from those projected in such forward-looking statements due to a number of factors, including those set forth in the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, which are incorporated by reference into this prospectus.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities in the prospectus and any prospectus supplement for general corporate purposes, which could include:

•	Repayment of indebtedness;

•	Working capital;

•	Capital expenditures; and

•	Acquisitions.

We will describe the specific use of proceeds from the sale of the securities in the prospectus supplement.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the historical ratio of our earnings to our fixed charges for the periods indicated:

	Six Months
	Ended	Year Ended
	March 31,	September 30,					December 31,
	2009	2008(a)	2007(a)	2006(a)	2005		2004

Ratio of earnings to fixed charges(b)	N/A (c)	1.9	1.9	1.1	N/A	(c)	N/A (c)

(a)	Data for the years ended September 30, 2008, 2007 and 2006 include results from a predecessor company, which we acquired on October 3, 2005.

(b)	For these ratios, “earnings” represents income (loss) before income taxes plus fixed charges. “Fixed charges” is the sum of interest expense, capitalized interest, amortization of debt discount or premium, amortization of capitalized expenses related to debt and an estimate of the interest component of rent expense.

(c)	Due to losses during the six months ended March 31, 2009 and the years ended September 30, 2005 and December 31, 2004, the ratio of earnings to fixed charges for those periods was less than 1.0. The deficiency of earnings to total fixed charges was $1,037.7 million, $0.5 million and $18.4 million for each such period, respectively.

DESCRIPTION OF CAPITAL STOCK

This section describes the general terms and provisions of the shares of our common stock, par value $0.01 per share and preferred stock, par value $0.01 per share. The summary is not complete and is qualified in its entirety by reference to the description of our common stock incorporated by reference in this prospectus. We have also filed our certificate of incorporation and our bylaws as exhibits to the registration statement, of which this prospectus is a part. You should read our certificate of incorporation and our bylaws for additional information before you buy any of our capital stock. See “Where You Can Find More Information.”

Common Stock

As of May 31, 2009, our authorized common stock was 600,000,000 shares, of which approximately 116,500,000 shares of Series A common stock were outstanding. The holders of Series A common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of Series A common stock are entitled to receive ratably any dividends out of assets legally available as our board of directors may from time to time determine. Upon liquidation, dissolution or winding up of our Company, holders of our Series A common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of Series A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Series A common stock. All outstanding shares of Series A common stock are fully paid and nonassessable. Any shares of common stock will be issued in book entry form only. Our Series A common stock is listed on The New York Stock Exchange under the symbol “MWA”.

Preferred Stock

As of May 31, 2009, our authorized preferred stock was 60,000,000 shares, of which none were issued and outstanding.

We may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations or restrictions as our board of directors may authorize, without further action by our stockholders, including but not limited to:

•	The distinctive designation of each series and the number of shares that will constitute such series;

•	The voting rights, if any, of shares of the series and the terms and conditions of such voting rights;

•	The dividend rate on the shares of the series, the dates on which dividends are payable, any restriction, limitation or condition upon payment of dividends, whether dividends will be cumulative and the dates from and after which dividends shall accumulate;

•	The prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if such shares are redeemable;

•	The terms and conditions of a sinking or purchase fund for the purchase or redemption of shares of the series, if such a fund is provided;

•	Any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of, or upon the distribution of any of our assets; and

•	The prices or rates of conversion or exchange at which, and the terms and conditions on which, the shares of such series may be converted or exchanged into other securities, if such shares are convertible or exchangeable.

The particular terms of any series of preferred stock will be described in a prospectus supplement. Any material U.S. federal income tax consequences and other special considerations with respect to any preferred stock offered under this prospectus will also be described in the applicable prospectus supplement. Any shares of preferred stock will be issued in book entry form only.

Anti-Takeover Provisions of Delaware Law and Charter Provisions

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a publicly-held Delaware corporation from engaging in a “business combination,” except under certain circumstances, with an “interested stockholder” for a period of three years following the date such person became an “interested stockholder” unless:

•	Before such person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction that resulted in the interested stockholder becoming an interested stockholder;

•	Upon the consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares held by directors who also are officers of the corporation and shares held by employee stock plans; or

•	At or following the time such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

The term “interested stockholder” generally is defined as a person who, together with affiliates and associates, owns, or, within the three years prior to the determination of interested stockholder status, owned, 15% or more of a corporation’s outstanding voting stock. The term “business combination” includes mergers, asset or stock sales and other similar transactions resulting in a financial benefit to an interested stockholder. Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

The ability of the board of directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, without further stockholder action, may be deemed to have anti-takeover effect and may discourage takeover attempts not first approved by the board of directors, including takeovers which stockholders may deem to be in their best interests. If takeover attempts are discouraged, temporary fluctuations in the market price of our common stock, which may result from actual or rumored takeover attempts, may be inhibited. These provisions, together with the ability of our board of directors to issue preferred stock without further stockholder action, including adoption of a stockholders rights plan using preferred stock rights, could also delay or frustrate the removal of incumbent directors or the assumption of control by stockholders, even if the removal or assumption would be beneficial to our stockholders. These provisions could also discourage or inhibit a merger, tender offer or proxy contests, even if favorable to the interests of stockholders, and could depress the market price of our common stock. In addition, our bylaws may be amended by action of the board of directors. Certain provisions under consideration for amendment are notice requirements and other procedures with respect to special meetings called by stockholders, stockholder action by written consent and director nominations by stockholders.

Limitation of Liability and Indemnification

Delaware law permits, and our certificate of incorporation contains, provisions eliminating a director’s personal liability for monetary damages resulting from a breach of fiduciary duty, except in certain circumstances involving wrongful acts, such as (i) for any breach of the director’s duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) liability under Section 174 of the Delaware General Corporation Law for improper dividends, repurchases or redemptions of stock or (iv) for any transaction from which the director derives an improper personal benefit. These provisions do not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities law. We have put in place agreements with our directors containing provisions indemnifying our directors to the fullest extent permitted by Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as our directors.

Transfer Agent

The transfer agent and registrar for our common stock is BNY Mellon Shareowner Services.

DESCRIPTION OF DEBT SECURITIES

The following is a summary of the general terms of the debt securities. We will file a prospectus supplement that may contain additional terms when we issue debt securities. The terms presented here, together with the terms in a related prospectus supplement, will be a description of the material terms of the debt securities. You should also read the indenture under which the debt securities are to be issued. We have filed a form of indenture governing debt securities with the SEC as an exhibit to the registration statement of which this prospectus is a part. All capitalized terms have the meanings specified in the indenture.

We may issue, from time to time, debt securities, in one or more series, that will consist of either our senior debt, our senior subordinated debt or our subordinated debt. We refer to the subordinated debt securities and the senior subordinated debt securities together as the subordinated securities. The debt securities we offer will be issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee. Debt securities, whether senior, senior subordinated or subordinated, may be issued as convertible debt securities or exchangeable debt securities. The following is a summary of the material provisions of the indenture filed as an exhibit to the registration statement of which this prospectus is a part. For each series of debt securities, the applicable prospectus supplement for the series may change and supplement the summary below.

General Terms of the Indenture

The indenture does not limit the amount of debt securities that we may issue. It provides that we may issue debt securities up to the principal amount that we may authorize and may be in any currency or currency unit that we may designate. Except for the limitations on consolidation, merger and sale of all or substantially all of our assets contained in the indenture, the terms of the indenture do not contain any covenants or other provisions designed to give holders of any debt securities protection against changes in our operations, financial condition or transactions involving us.

We may issue the debt securities issued under the indenture as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount”, or OID, for U.S. federal income tax purposes because of interest payment and other characteristics. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

The applicable prospectus supplement for a series of debt securities that we issue will describe, among other things, the following terms of the offered debt securities:

•	The title of the series of debt securities;

•	The price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•	Any limit on the aggregate principal amount of the series of debt securities;

•	Whether the debt securities rank as senior debt, senior subordinated debt or subordinated debt or any combination thereof, and the terms of any subordination;

•	Whether securities issued by us will be entitled to the benefits of any guarantees and the form and terms of any guarantee;

•	The terms and conditions, if any, upon which the series of debt securities shall be converted into or exchanged for other securities;

•	Whether securities issued by us will be secured or unsecured, and if secured, what the collateral will consist of;

•	The maturity date(s);

•	The rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any currency exchange rate, commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue or the method for determining dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	The manner in which the amounts of payment of principal of or interest, if any, on the series of debt securities will be determined (if such amounts may be determined by reference to an index based on a currency or currencies or by reference to a currency exchange rate, commodity, commodity index, stock exchange index or financial index);

•	The place or places where principal of, premium, if any, and interest, if any, on the debt securities will be payable and the method of such payment, if by wire transfer, mail or other means;

•	Provisions related to redemption or early repayment of the debt securities of our option;

•	Our obligation, if any, to redeem or purchase any series of debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	The authorized denominations;

•	The form of the debt securities and whether the debt securities will be issued in bearer or fully registered form (and if in fully registered form, whether the debt securities will be issuable, in whole or in part, as global debt securities);

•	Any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	Any changes in the trustee for such debt securities;

•	The portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	Any changes in or additions to the covenants applicable to the particular debt securities being issued;

•	Additions to or changes in the Events of Default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	The currency of denomination of the debt securities;

•	The designation of the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

•	If payments of principal of, premium, if any, or interest, if any, on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	The securities exchange(s) on which the debt securities will be listed, if any;

•	Whether any underwriter(s) will act as market maker(s) for the debt securities;

•	The extent to which a secondary market for the debt securities is expected to develop;

•	Additions to or changes in the provisions relating to covenant defeasance and legal defeasance;

•	Additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	Additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	Any other terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series.

The applicable prospectus supplement will present material U.S. federal income tax considerations for holders of any debt securities, if any, and the securities exchange or quotation system on which any debt securities are to be listed or quoted, if any.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples in excess thereof.

Guarantees

Certain of our material domestic wholly owned subsidiaries named as registrants in the registration statement of which this prospectus is a part, or any combination of them, may, jointly and severally, guarantee any or all of the series of debt securities. Guarantees may be full or limited, senior or subordinated, secured or unsecured, or any combination thereof. In all cases, however, the obligations of each guarantor under its guarantee will be limited as necessary to prevent the guarantee from being rendered voidable under fraudulent conveyance, fraudulent transfer or similar laws affecting the rights of creditors generally. The guarantees will not place a limitation on the amount of additional indebtedness that may be incurred by the guarantors.

Conversion or Exchange Rights

Debt securities may be convertible into or exchangeable for other securities, including, for example, shares of our equity securities. The terms and conditions of conversion or exchange will be stated in the applicable prospectus supplement. The terms will include, among others, the following:

•	The conversion or exchange price;

•	The conversion or exchange period;

•	Provisions regarding the ability of us or the holder to convert or exchange the debt securities;

•	Events requiring adjustment to the conversion or exchange price; and

•	Provisions affecting conversion or exchange in the event of our redemption of the debt securities.

Consolidation, Merger or Sale

We cannot consolidate or merge with or into, or transfer all or substantially all of our assets to, any person, and we cannot permit any other person to consolidate with or merge into us, unless (1) we will be the continuing corporation or (2) the successor person to which our assets are transferred is a person organized under the laws of the United States, any state of the United States or the District of Columbia and it expressly assumes our obligations under the debt securities and the indenture. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no Event of Default (as defined below) under the indenture, and no event which, after notice or lapse of time or both, would become an Event of Default under the indenture, shall have occurred and be continuing. When the person to whom our assets are transferred has assumed our obligations under the debt securities and the indenture, we shall be discharged from all our obligations under the debt securities and the indenture except in limited circumstances.

This covenant would not apply to any recapitalization transaction, a change of control of us or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of our assets.

Events of Default

The term “Event of Default,” when used in the indenture with respect to any series of debt securities, unless otherwise indicated, means any of the following:

•	Failure to pay interest for 30 days after the date payment is due and payable;

•	Failure to pay principal or premium, if any, on any debt security when due, either at maturity, upon any redemption, by declaration or otherwise;

•	Failure to make sinking fund payments, if any, when due in respect of that series;

•	Failure to perform other covenants (other than a covenant that has been included in the indenture solely for the benefit of a series of debt securities other than that series) for 60 days after notice that performance was required;

•	Certain events in bankruptcy, insolvency or reorganization relating to us; or

•	Any other Event of Default provided in the applicable officers’ certificate, resolution of our board of directors or the supplemental indenture under which we issue a series of debt securities.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

If an Event of Default with respect to any series of debt securities occurs and is continuing, then either the trustee for such series or the holders of a majority in aggregate principal amount of the outstanding debt securities of such series, by notice in writing, may declare the principal amount (or, if the debt securities are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and interest on all of the debt securities of such series to be due and payable immediately. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The holders of not less than a majority in aggregate principal amount of the debt securities of each affected series may, after satisfying certain conditions, rescind and annul any of the above-described declarations and consequences involving such series.

If an Event of Default relating to certain events in our bankruptcy, insolvency or reorganization occurs and is continuing, then the principal amount (or, if the debt securities are discount securities, that portion of the principal amount as may be specified in the terms of that series) of all of the debt securities outstanding, and any accrued interest, will automatically become due and payable immediately, without any declaration or other act by the trustee or any holder.

The indenture imposes limitations on suits brought by holders of debt securities against us. Except for actions for payment of overdue principal or interest, no holder of debt securities of any series may institute any action against us under the indenture unless:

•	The holder has previously given to the trustee written notice of default and continuance of such default;

•	The holders of not less than a majority in principal amount of the outstanding debt securities of that series have requested that the trustee institute the action;

•	The requesting holders have offered the trustee reasonable indemnity for expenses and liabilities that may be incurred by bringing the action;

•	The trustee has not instituted the action within 60 days of the request; and

•	The trustee has not received inconsistent direction by the holders of a majority in principal amount of that series of debt securities.

We will be required to file annually with the trustee a certificate, signed by one of our officers, stating whether or not the officer knows of any default by us in the performance, observance or fulfillment of any condition or covenant of the indenture. In addition, we will be required to notify the trustee in writing upon the occurrence of any such default.

Transfer and Exchange

Unless otherwise stated in the applicable prospectus supplement, each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the subheading “— Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.  You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium, if any, and interest, if any, on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System.  Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

We anticipate that the depositary will follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, premium, if any, and interest, if any, on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, premium, if any, or interest, if any, on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an Event of Default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Discharge, Defeasance and Covenant Defeasance

Legal Defeasance.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.  The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	We may omit to comply with the covenant described under the heading “Consolidation, Merger or Sale” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and

•	Any omission to comply with those covenants will not constitute a default or an Event of Default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•	Depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium, if any, and interest, if any, on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•	Delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.  In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any Event of Default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the Event of Default. However, we shall remain liable for those payments.

Modification of the Indenture

The indenture provides that we and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

•	Secure any debt securities and provide the terms and conditions for the release or substitution of the security;

•	Evidence the assumption by a successor person of our obligations;

•	Add covenants for the protection of the holders of debt securities;

•	Add any additional Events of Default;

•	Cure any ambiguity or correct any inconsistency or defect in the indenture;

•	Add to, change or eliminate any of the provisions of the indenture in a manner that will become effective only when there is no outstanding debt security which is entitled to the benefit of the provision as to which the modification would apply;

•	Establish the forms or terms of debt securities of any series;

•	Eliminate any conflict between the terms of the indenture and the Trust Indenture Act of 1939;

•	Evidence and provide for the acceptance of appointment by a successor trustee and add to or change any of the provisions of the indenture as is necessary for the administration of the trusts by more than one trustee; and

•	Make any other provisions with respect to matters or questions arising under the indenture that will not be inconsistent with any provision of the indenture as long as the new provisions do not materially adversely affect the interests of the holders of any outstanding debt securities of any series created prior to the modification.

The indenture also provides that we and the trustee may, with the consent of the holders of not less than a majority in aggregate principal amount of debt securities of each series then outstanding and affected add any provisions to, or change in any manner, eliminate or modify in any way the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities. We and the trustee may not, however, without the consent of the holder of each outstanding debt security affected thereby:

•	Reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	Reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	Reduce the principal of or premium, if any, on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	Reduce the principal amount of discount securities payable upon acceleration of maturity;

•	Waive a default in the payment of the principal of, premium, if any, or interest, if any, on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	Make the principal of or premium, if any, or interest, if any, on any debt security payable in currency other than that stated in the debt security;

•	Make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium, if any, and interest, if any, on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•	Waive a redemption payment with respect to any debt security or change any of the provisions with respect to the redemption of any debt securities.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium, if any, or any interest, if any, on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

No Individual Liability of Incorporators, Stockholders, Officers or Directors

The indenture provides that no incorporator and no past, present or future stockholder, officer or director of ours or any successor corporation in their capacity as such shall have any individual liability for any of our obligations, covenants or agreements under the debt securities or the indenture.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock, preferred stock and/or debt securities in one or more series. We may issue warrants independently or together with common stock, preferred stock and/or debt securities, and the warrants may be attached to or separate from these securities. While the terms summarized below will apply generally to any warrants that we may offer, we will describe the particular terms of any series of warrants in more detail in the applicable prospectus supplement. The terms of any warrants offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of warrant agreement, including a form of warrant certificate, that describes the terms of the particular series of warrants we are offering before the issuance of the related series of warrants. The following summaries of material provisions of the warrants and the warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to the particular series of warrants that we may offer under this prospectus. We urge you to read the applicable prospectus supplements related to the particular series of warrants that we may offer under this prospectus and the complete warrant agreements and warrant certificates that contain the terms of the warrants.

We will describe in the applicable prospectus supplement the terms of the series of warrants being offered, including:

•	The offering price and aggregate number of warrants offered;

•	The currency for which the warrants may be purchased;

•	If applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;

•	If applicable, the date on and after which the warrants and the related securities will be separately transferable;

•	In the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant and the price at, and currency in which, this principal amount of debt securities may be purchased upon such exercise;

•	In the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon the exercise of one warrant and the price at which these shares may be purchased upon such exercise;

•	The effect of any merger, consolidation, sale or other disposition of our business on the warrant agreements and the warrants;

•	The terms of our rights to redeem or sell the warrants;

•	Any provisions for changes to or adjustments in the exercise price or number of securities issuable upon exercise of the warrants;

•	The dates on which the right to exercise the warrants will commence and expire;

•	The manner in which the warrant agreements and warrants may be modified;

•	A discussion of any material U.S. federal income tax consequences of holding or exercising the warrants;

•	The terms of the securities issuable upon exercise of the warrants; and

•	Any other specific terms, preferences, rights or limitations of or restrictions on the warrants.

Each warrant will entitle the holder to purchase the securities that we specify in the applicable prospectus supplement at the exercise price that we describe in the applicable prospectus supplement. Holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After such time on the expiration date, unexercised warrants will become void.

Holders of the warrants may exercise the warrants by delivering the warrant certificate representing the warrants to be exercised together with specified information, and paying the required amount to the warrant agent in immediately available funds, as provided in the applicable prospectus supplement. We will set forth on the reverse side of the warrant certificate and in the applicable prospectus supplement the information that the holder of the warrant will be required to deliver to the warrant agent.

Upon receipt of the required payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will issue and deliver the securities purchasable upon such exercise. If fewer than all of the warrants represented by the warrant certificate are exercised, then we will issue a new warrant certificate for the remaining amount of warrants. If we so indicate in the applicable prospectus supplement, holders of the warrants may surrender securities as all or part of the exercise price for warrants.

Unless we provide otherwise in the applicable prospectus supplement, the warrants and warrant agreements will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF DEPOSITARY SHARES

The following is a general description of the depositary shares that we may offer from time to time. The particular terms of the depositary shares being offered and the extent to which such general provisions may apply will be set forth in the applicable prospectus supplement.

General

We may issue receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of a class of our preferred stock. We will deposit the shares of preferred stock of any series represented by depositary shares with a depositary under a deposit agreement. We will identify the depositary in a prospectus supplement. Subject to the terms of the deposit agreement, the holders of depositary shares will be entitled, in proportion to the fraction of the share of preferred stock represented by such holder’s depositary share, to all of the rights and preferences to which such holder would be entitled if the holder owned the share of preferred stock represented by the depositary share directly (including dividend, voting, redemption, subscription and liquidation rights).

The depositary shares will be represented by depositary receipts issued pursuant to the applicable deposit agreement. Immediately following the issuance and delivery of our preferred stock to the depositary, we will cause the depositary to issue, on our behalf, the depositary receipts. Upon request, we will provide the holder with copies of the applicable form of deposit agreement. The depositary shares will be issued in book entry form only.

Dividends and Other Provisions

If the holder is a “record holder” (as defined below) of depositary receipts and we pay a cash dividend or other cash distribution with respect to the preferred stock represented by the depositary share, the depositary will distribute all cash dividends or other cash distributions it receives in respect of the preferred stock represented by the depositary receipts in proportion to the numbers of depositary shares owned by such holder on the record date for that dividend or distribution.

If we make a distribution in a form other than cash, the depositary will distribute the property it receives to the record holders of depositary receipts in an equitable manner, unless the depositary determines that it is not feasible to do so. If the depositary decides it cannot feasibly distribute the property, it may sell the property and distribute the net proceeds from the sale to the record holders. The amount the depositary distributes in any of the foregoing cases may be reduced by any amounts that we or the depositary is required to withhold on account of taxes.

A “record holder” is a person who holds depositary receipts on the record date for any dividend, distribution or other action. The record date for depositary shares will be the same as the record date for the preferred stock represented by those depositary receipts.

Withdrawal of Preferred Stock

If a holder surrenders depositary receipts, the depositary will be required to deliver certificates to such holder evidencing the number of shares of preferred stock represented by those receipts (but only in whole shares). If a holder delivers depositary receipts representing a number of depositary shares that is greater than the number of whole shares to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing the fractional shares.

Redemption of Depositary Shares

If we redeem a series of shares of preferred stock represented by depositary receipts, the depositary will redeem depositary shares from the proceeds it receives after redemption of the preferred stock. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of shares of preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary will select shares to be redeemed by lot, pro rata or by any other equitable method it may determine. After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. All rights of the holders of those depositary shares will cease, except the right to receive the redemption price that the holders of the depositary shares were entitled to receive upon redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock

When the depositary receives notice of any meeting at which the holders of preferred stock are entitled to vote, the depositary will mail information contained in the notice to each record holder of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to how such holder would like his or her votes to be exercised. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with each holder’s instructions. We will agree to take all reasonable action that the depositary may deem necessary to enable the depositary to do this. If a holder does not send specific instructions, the depositary will not vote the preferred stock represented by such depositary shares.

Liquidation Preference

In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder will be entitled, as a record holder of depositary shares, to the fraction of the liquidation preference accorded each applicable share of preferred stock, as has been set forth in a prospectus supplement.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt and any provision of the deposit agreement at any time. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless the holders of at least a majority of the depositary shares then outstanding approve the amendment. The deposit agreement will only terminate if:

•	We redeem all outstanding depositary shares; or

•	We make a final distribution in respect of the related preferred stock to which the depositary shares and agreement relate, including in connection with any liquidation, dissolution or winding up and the distribution has been distributed to the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us of its election to do so. Additionally, we may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary and the successor accepts the appointment. We must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. A successor depositary must be a bank or trust company having its principal office in the U.S. and having a combined capital and surplus of at least $50 million.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and issuance of depositary receipts, all withdrawals of preferred stock by owners of the depositary shares and any redemption of the preferred stock. Each holder will pay other transfer and other taxes, governmental charges and other charges expressly provided for in the deposit agreement.

Miscellaneous

The depositary will forward to each holder all reports and communications from us that we are required, or otherwise determine, to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable under the deposit agreement to the holders other than for the depositary’s gross negligence, willful misconduct or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

DESCRIPTION OF UNITS

We may issue, in one more series, units consisting of common stock, preferred stock, debt securities and/or warrants for the purchase of common stock, preferred stock and/or debt securities in any combination in such amounts and in such numerous distinct series as we determine. While the terms we have summarized below will apply generally to any units that we may offer under this prospectus, we will describe the particular terms of any series of units in more detail in the applicable prospectus supplement. The terms of any units offered under a prospectus supplement may differ from the terms described below.

We will file as exhibits to the registration statement of which this prospectus is a part, or will incorporate by reference from reports that we file with the SEC, the form of unit agreement that describes the terms of the series of units we are offering, and any supplemental agreements, before the issuance of the related series of units. The following summaries of material terms and provisions of the units are subject to, and qualified in their entirety by reference to, all the provisions of the unit agreement and any supplemental agreements applicable to a particular series of units. We urge you to read the applicable prospectus supplements related to the particular series of units that we may offer under this prospectus, as well as any related free writing prospectuses and the complete unit agreement and any supplemental agreements that contain the terms of the units.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

We will describe in the applicable prospectus supplement the terms of the series of units being offered, including:

•	The designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	Any provisions of the governing unit agreement that differ from those described below; and

•	Any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

The provisions described in this section, as well as those described under “Description of Capital Stock,” “Description of Debt Securities” and “Description of Warrants” will apply to each unit and to any common stock, preferred stock, debt security or warrant included in each unit, respectively.

Each unit agent will act solely as our agent under the applicable unit agreement and will not assume any obligation or relationship of agency or trust with any holder of any unit. A single bank or trust company may act as unit agent for more than one series of units. A unit agent will have no duty or responsibility in case of any default by us under the applicable unit agreement or unit, including any duty or responsibility to initiate any proceedings at law or otherwise, or to make any demand upon us. Any holder of a unit may, without the consent of the related unit agent or the holder of any other unit, enforce by appropriate legal action its rights as holder under any security included in the unit.

We, and any unit agent and any of their agents, may treat the registered holder of any unit certificate as an absolute owner of the units evidenced by that certificate for any purpose and as the person entitled to exercise the rights attaching to the units so requested, despite any notice to the contrary.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus in any one or more of the following ways from time to time:

•	Directly to investors, including through a specific bidding, auction or other process;

•	To investors through agents;

•	Directly to agents;

•	To or through brokers or dealers;

•	To the public through underwriting syndicates led by one or more managing underwriters;

•	To one or more underwriters acting alone for resale to investors or to the public; or

•	Through a combination of any such methods of sale.

We may also in sell the securities offered by this prospectus in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise.

The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

•	The name or names of any underwriters, dealers or agents;

•	The purchase price of the securities and the proceeds to us from the sale;

•	Any over-allotment options under which the underwriters may purchase additional securities from us;

•	Any underwriting discounts and other items constituting compensation to underwriters, dealers or agents;

•	Any public offering price;

•	Any discounts or concessions allowed or reallowed or paid to dealers; or

•	Any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement. Any underwritten offering may be on a best efforts or a firm commitment basis.

The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at varying prices determined at the time of sale, or at prices determined as the applicable prospectus supplement specifies. The securities may be sold through a rights offering, forward contracts or similar arrangements. In any distribution of subscription rights to stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from us in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent.

We will provide in the applicable prospectus supplement information regarding any underwriting discounts or other compensation that we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

Unless otherwise specified in the related prospectus supplement, each series of securities will be a new issue with no established trading market, other than shares of Series A common stock of Mueller Water Products, Inc., which are listed on the NYSE. Any common stock sold pursuant to a prospectus supplement will be listed on the NYSE, subject to official notice of issuance. We may elect to list any series of debt securities or preferred stock on an exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in the securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of, or the trading market for, any offered securities.

In connection with an offering, the underwriters may purchase and sell securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market.

If these activities are commenced, they may be discontinued by the underwriters at any time. Underwriters may engage in over-allotment. If any underwriters create a short position in the securities in an offering in which they sell more securities than are set forth on the cover page of the applicable prospectus supplement, the underwriters may reduce that short position by purchasing the securities in the open market.

Underwriters, dealers or agents that participate in the offer of securities, or their affiliates or associates, may have engaged or engage in transactions with and perform services for, us or our affiliates in the ordinary course of business for which they may have received or receive customary fees and reimbursement of expenses.

LEGAL MATTERS

The validity of any securities offered by this prospectus will be passed upon for us by Simpson, Thacher & Bartlett LLP, New York, New York. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel to underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement related to such offering.

EXPERTS

The consolidated financial statements of Mueller Water Products, Inc. and subsidiaries at September 30, 2008, and for the year then ended, incorporated by reference in this registration statement and the effectiveness of Mueller Water Products, Inc.’s internal control over financial reporting at September 30, 2008 have been audited by Ernst & Young LLP, an independent registered public accounting firm, as set forth in their reports thereon and incorporated herein by reference. Such consolidated financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements as of September 30, 2007 and for each of the two years in the period ended September 30, 2007 incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended September 30, 2008 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

32,280,000 Shares

Mueller Water Products, Inc.

Series A Common Stock

PROSPECTUS SUPPLEMENT

BofA Merrill Lynch

Goldman, Sachs & Co.

Robert W. Baird & Co.

Morgan Stanley

SunTrust Robinson Humphrey

BB&T Capital Markets

Brean Murray, Carret & Co., LLC

September 17, 2009